Exhibit 3.3


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

      (As corrected by a Certificate of Correction filed October 19, 1999)

     MLC Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

     DOES HEREBY CERTIFY:

     FIRST: That at a meeting of the Board of Directors of MLC Holdings, Inc., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing that the proposed amendment be considered at the next annual meeting of the stockholders of said corporation. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "First" so that, as amended said Article shall read as follows:

                   "The name of the Corporation is ePlus Inc."

     SECOND: That thereafter, the annual meeting of the stockholders of said corporation was duly called and held on September 13, 1999, upon notice in accordance with Section 222 of the General Corporation law of the state of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of' Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, MLC Holdings, Inc. has caused this certificate to be signed by Phillip G. Norton, its authorized officer, this eighteenth day of October 1999.



                                             By: /s/Phillip G. Norton
                                             -------------------------
                                             Title: President